Exhibit 99.1

Goldman Sachs BDC, Inc. Reports March 31, 2024 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – May 7, 2024

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD”, the “Company”, “we”, “us”, or “our”) (NYSE: GSBD) today reported financial results for the first quarter ended March 31, 2024 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share for the quarter ended March 31, 2024 was $0.55. Excluding purchase discount amortization per share of $0.01 from the Merger (as defined below), adjusted net investment income per share was $0.54, equating to an annualized net investment income yield on book value of 14.8%.[1] Earnings per share for the quarter ended March 31, 2024 was $0.39.

•	Net asset value (“NAV”) per share for the quarter ended March 31, 2024 decreased 0.5% to $14.55 from $14.62 as of December 31, 2023

•

As of March 31, 2024, the Company’s total investments at fair value and commitments were $3,954.8 million, comprised of investments in 149 portfolio companies across 39 industries. The investment portfolio was comprised of 97.5% senior secured debt, including 96.5% in first lien investments[2]

•

During the quarter, the Company had gross originations of $359.6 million of which $116.4 million were funded. Fundings of previously unfunded commitments for the quarter were $24.9 million and sales and repayments activity totaled $115.7 million, resulting in net funded investment activity of $25.6 million.

•

During the quarter, two portfolio companies were moved from non-accrual status to accrual status. As of March 31, 2024, investments on non-accrual status amounted to 1.6% and 3.3% of the total investment portfolio at fair value and amortized cost, respectively

•	The Company’s ending net debt to equity ratio was 1.10x as of March 31, 2024 and 1.11x as of December 31, 2023.

•

On March 11, 2024, the Company closed a public offering of $400.0 million aggregate principal amount of unsecured notes due 2027 (the “2027 Notes”). The 2027 Notes bear interest at a fixed rate of 6.375%. The net proceeds from the sale of the 2027 Notes were used to pay down a portion of the Company’s secured revolving credit facility.

•	As of March 31, 2024, 68.3% of the Company’s approximately $1,843.8 million aggregate principal amount of debt outstanding was comprised of unsecured debt and 31.7% was comprised of secured debt.

•	The Company’s Board of Directors declared a regular second quarter 2024 dividend of $0.45 per share payable to shareholders of record as of June 28, 2024.[3]

•

On November 15, 2023, the Company entered into an equity distribution agreement pursuant to which it may issue up to $200 million in aggregate offering price of shares of its common stock through at-the-market offerings. During the three months ended March 31, 2024, the Company issued and sold 2,420,635 shares for net proceeds of approximately $36.0 million, net of underwriting and offering costs of approximately $0.9 million.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of March 31, 2024	As of December 31, 2023
Investment portfolio, at fair value[2]	$3,440.1	$3,414.3
Total debt outstanding[4]	$1,843.8	$1,832.2
Net assets	$1,631.6	$1,601.8
Net asset value per share	$14.55	$14.62
Ending net debt to equity	1.10x	1.11x

(in $ millions, except per share data)	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023
Total investment income	$111.5	$115.4

Net investment income after taxes	$60.8	$61.8
Less: Purchase discount amortization	1.3	1.1
Adjusted net investment income after taxes[1]	$59.5	$60.7

Net realized and unrealized gains (losses)	$(18.4)	$(11.2)
Add: Realized/Unrealized depreciation from the purchase discount	1.3	1.1
Adjusted net realized and unrealized gains (losses)[1]	$(17.1)	$(10.1)

Net investment income per share (basic and diluted)	$0.55	$0.56
Less: Purchase discount amortization per share	0.01	0.01
Adjusted net investment income per share[1]	$0.54	$0.55

Weighted average shares outstanding	110.1	109.6
Regular distribution per share	$0.45	$0.45

Total investment income for the three months ended March 31, 2024 and December 31, 2023 was $111.5 million and $115.4 million, respectively. The decrease in total investment income was primarily driven by a decrease in accelerated accretion of upfront loan origination fees and unamortized discounts.

Net expenses before taxes for the three months ended March 31, 2024 and December 31, 2023 were $49.6 million and $51.9 million, respectively. Net expenses decreased by $2.3 million primarily as a result of a decrease in the incentive fee.

INVESTMENT ACTIVITY2

The following table summarizes investment activity for the three months ended March 31, 2024:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$344.7	95.9%	$71.4	61.7%
1st Lien/Last-Out Unitranche	14.9	4.1	0.1	0.1
2nd Lien/Senior Secured Debt	—	—	40.1	34.7
Preferred Stock	—	—	—	—
Common Stock	—	—	4.1	3.5

Total	$359.6	100.0%	$115.7	100.0%

During the three months ended March 31, 2024, new investment commitments were across seven new portfolio companies and thirteen existing portfolio companies. Sales and repayments were primarily driven by the full repayment of our investments in four portfolio companies.

PORTFOLIO SUMMARY2

As of March 31, 2024, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$3,162.7	91.9%
1st Lien/Last-Out Unitranche	158.5	4.6
2nd Lien/Senior Secured Debt	33.6	1.0
Unsecured Debt	20.6	0.6
Preferred Stock	38.0	1.1
Common Stock	26.5	0.8
Warrants	0.2	—

Total	$3,440.1	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2024	December 31, 2023
Number of portfolio companies	149	144
Percentage of performing debt bearing a floating rate[5]	99.4%	99.9%
Percentage of performing debt bearing a fixed rate[5]	0.6%	0.1%
Weighted average yield on debt and income producing investments, at amortized cost[6]	12.7%	12.6%
Weighted average yield on debt and income producing investments, at fair value[6]	14.1%	13.8%
Weighted average leverage (net debt/EBITDA)[7]	6.1x	6.1x
Weighted average interest coverage[7]	1.5x	1.5x
Median EBITDA[7]	$57.60 million	$53.98 million

As of March 31, 2024, investments on non-accrual status represented 1.6% and 3.3% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2024, the Company had $1,843.8 million aggregate principal amount of debt outstanding, comprised of $583.8 million of outstanding borrowings under its senior secured revolving credit facility (“Revolving Credit Facility”), $360.0 million of unsecured notes due 2025, $500.0 million of unsecured notes due 2026 and $400.0 million of unsecured notes due 2027. The combined weighted average interest rate on debt outstanding was 5.41% for the three months ended March 31, 2024. As of March 31, 2024, the Company had $1,111.1 million of availability under its Revolving Credit Facility and $52.8 million in cash and cash equivalents.4,8

The Company’s ending net debt to equity leverage ratio was 1.10x for the three months ended March 31, 2024, as compared to 1.11x for the three months ended December 31, 2023. 9

CONFERENCE CALL

The Company will host an earnings conference call on Wednesday, May 8, 2024, at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (800) 289-0459; international callers should dial +1 (929) 477-0443; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. An archived replay will be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s stockholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)

The discussion of the investment portfolio excludes the investment, if any, in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of March 31, 2024, the Company had an investment of $0.5 million in the money market fund.

3)	The $0.45 per share dividend is payable on July 26, 2024, to stockholders of record as of June 28, 2024.

4)	Total debt outstanding excludes netting of debt issuance costs of $13.0 million and $5.4 million, respectively, as of March 31, 2024 and December 31, 2023.

5)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual.

6)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

7)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of March 31, 2024 and December 31, 2023, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 39.9% and 42.9%, respectively, of total debt investments at fair value.

8)

The Company’s Revolving Credit Facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of March 31, 2024. As a result, the Revolving Credit Facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

9)	The ending net debt to equity leverage ratio is calculated by using the total borrowings net of cash and cash equivalents divided by equity as of March 31, 2024 and excludes unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	March 31, 2024 (Unaudited)	December 31, 2023
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,531,330 and $3,500,119)	$3,401,026	$3,371,910
Non-controlled affiliated investments (cost of $71,317 and $73,672)	39,088	42,419

Total investments, at fair value (cost of $3,602,647 and $3,573,791)	$3,440,114	$3,414,329
Investments in affiliated money market fund (cost of $499 and $—)	499	—
Cash	52,319	52,363
Interest and dividends receivable	38,214	38,534
Deferred financing costs	14,134	14,937
Other assets	1,922	2,656

Total assets	$3,547,202	$3,522,819

Liabilities
Debt (net of debt issuance costs of $13,012 and $5,447)	$1,830,810	$1,826,794
Interest and other debt expenses payable	8,758	13,369
Management fees payable	8,732	8,708
Incentive fees payable	10,882	13,041
Distribution payable	50,447	49,304
Unrealized depreciation on foreign currency forward contracts	581	726
Accrued expenses and other liabilities	5,386	9,052

Total liabilities	$1,915,596	$1,920,994

Commitments and contingencies (Note 8)
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 112,103,346 and 109,563,525 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	112	110
Paid-in capital in excess of par	1,865,489	1,827,715
Distributable earnings (loss)	(232,574)	(224,579)
Allocated income tax expense	(1,421)	(1,421)

Total net assets	$1,631,606	$1,601,825

Total liabilities and net assets	$3,547,202	$3,522,819

Net asset value per share	$14.55	$14.62

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31, 2024	March 31, 2023
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$96,910	$98,130
Payment-in-kind income	12,646	7,717
Other income	857	882
From non-controlled affiliated investments:
Dividend income	412	107
Interest income	656	507
Payment-in-kind income	55	49
Other income	7	12

Total investment income	$111,543	$107,404

Expenses:
Interest and other debt expenses	$27,614	$27,264
Incentive fees	10,882	22,302
Management fees	8,732	8,921
Professional fees	1,110	878
Directors’ fees	207	207
Other general and administrative expenses	1,062	1,057

Total expenses	$49,607	$60,629

Fee waivers	$—	$(1,986)

Net expenses	$49,607	$58,643

Net investment income before taxes	$61,936	$48,761

Income tax expense, including excise tax	$1,076	$775

Net investment income after taxes	$60,860	$47,986

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(17,646)	$(36,261)
Non-controlled affiliated investments	658	—
Foreign currency and other transactions	186	200
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	(2,095)	18,510
Non-controlled affiliated investments	(976)	(295)
Foreign currency forward contracts	145	(41)
Foreign currency translations and other transactions	1,350	(1,650)

Net realized and unrealized gains (losses)	$(18,378)	$(19,537)

(Provision) benefit for taxes on realized gain/loss on investments	$16	$—
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	(46)	(386)

Net increase (decrease) in net assets from operations	$42,452	$28,063

Weighted average shares outstanding	110,076,876	104,591,739
Basic and diluted net investment income per share	$0.55	$0.46
Basic and diluted earnings (loss) per share	$0.39	$0.27

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Austin Neri, 212-902-1000

Media Contact: Victoria Zarella, 212-902-5400

Source: Goldman Sachs BDC, Inc.